GEOLOGICAL REPORT

ON THE
GOLDEN MINERAL CLAIM
LILLOOET MINING DIVISION
BRITISH COLUMBIA, CANADA

FOR

PARADIGM ENTERPRISES INC.
UNIT 35, 12880 RAILWAY AVE.
RICHMOND, BRITISH COLUMBIA
V7G 6G4

BY

     R. T. HEARD, P. ENG.
10881 SUNSHINE COAST HIGHWAY
HALFMOON BAY, BRITISH COLUMBIA
V0N 1Y2

NOVEMBER 15, 2002

SUMMARY

          The Golden mineral claim was staked to cover potential gold and nickel values along Jim Creek, situated northeast of British Columbia's Bridge River gold camp which was active between the years 1900 and 1978.

          An exploration program is recommended to search for any economic mineralization that might exist within the claim boundary. The program is divided into three phases with each succeeding phase to be carried out only if favourable results are obtained by the preceding one. Total estimated costs are $ 228,000.

TABLE OF CONTENTS

Page
SUMMARY	2

TABLE OF CONTENTS	2

LIST OF FIGURES	2

INTRODUCTION
Preamble	3
Location and Access	3
Mineral Property	3
Physiography	4

GEOLOGY
General Geology	4
Mineral Occurrences	5

CONCLUSIONS and RECOMMENDATIONS	6

COST ESTIMATES
Phase I	7
Phase II	7
Phase III	8
Grand Total	8

SELECTED REFERENCES	9

AUTHOR’S QUALIFICATIONS	10

AUTHOR’S CONSENT

LIST OF FIGURES
Figure 1 – Location Map

INTRODUCTION

Preamble

          Of the six major gold mining camps in British Columbia, the Bridge River camp ranks number one. The Bralorne and Pioneer mines accounted for 98% of production from mesothermal veins.

          The area hosts the Big Sheep Mountain and Elizabeth gold occurrences which are found in association with felsic to intermediate intrusives. The Big Sheep Mountain gold property is described as an epithermal occurrence adjacent to a quartz - feldspar porphyry intrusion. The Elizabeth gold property hosts gold in mesothermal quartz veins adjacent to small quartz diorite stocks. In addition, several mercury occurrences found in the area have implications for other epithermal systems.

          In 1988, Corona Corporation, on the basis of favourable geology, known gold occurrences and highly anomalous nickel values in stream sediments, staked a major portion of the Shulaps Ultramafic Complex. During 1988 and 1989, the conducted regional and detailed exploration programs of geochemistry and airborne geophysical surveys, which indicated several drainages with anomalous gold content.

          Prior to and during these exploration programs, they spent several years re-evaluating the old Bralorne mine in the Bridge River camp and newspaper stories indicated that they proposed reopening the mine at a mill rate of 270 tonnes per day.

          Corona eventually put everything in the Bridge River area on hold and diverted its funds and interest to the development of the Eskay Creek mine in north central British Columbia and the Hemlo Gold Mine in northwestern Ontario.

          Corona's Shulaps Project report, which is in the public domain as Geological Branch Assessment Report 19,599, as well as various published and unpublished documents, personal communications and this author's knowledge of the area have been used as a basis for this report.

Location and Access

          The Golden claim is located approximately 35 kilometres northeast of the town of Bralorne and 40 kilometres northwest of Lillooet and 180 kilometres north of Vancouver in southwestern British Columbia. The legal corner post (LCP) is at 50‹ 56.865' North Latitude and 122‹ 34.183' West Longitude at an approximate elevation of 6600 feet (2012.2 metres).

Road access from Lillooet via the Lillooet - Goldbridge highway is as follows: 70 km to Marshall Creek road

  11.9 km to intersection with Mud Creek Main logging road
  3.3 km to Jim Creek bridge on Mud Creek Main
  250 m to Jim Creek access road, thence by foot 5 km on Jim Creek access road to 2012 m elevation. LCP lies about 60 m from end of road on ridge top.

Mineral Property

          The Golden claim consists of one, 20 unit claim block located April 9, 2002 by E.F. Skoda who is the recorded owner on behalf of Kester E. Tomkies into whose name the claims were subsequently transferred. Claim details as recorded on NTS map sheet 92J1SE in the Lillooet Mining Division are:

Claim Name	Tenure Number	Date of Expiry

Golden	392749	*April 9,2004

*One year's assessment credit was obtained by filing the G.P.S. location of the Legal Corner Post with the Gold Commissioner's Office (see Appendix I, Claim Details).

Physiography

          The area is characterized by rugged mountainous terrain with deeply incised valleys and steep slopes topped by sharp peaks and serrate ridges. Maximum relief in the area is 1,435 metres.

          Vegetation consists of mixed conifers with moderate amounts of undergrowth. At higher elevations, alpine vegetation consisting of grasses and wildflowers predominate.

          Annual precipitation is moderate; summers are typically dry and winters receive moderate snowfall. Snow pack at higher elevations can exceed three metres.

GEOLOGY

General Geology

          The Golden claim is principally underlain by the Shulaps Ultramafic Complex which is fault bounded on the north and east by the Yalakom fault zone and on the southwest by the Relay Creek Fault. The Yalakom and Relay Creek faults comprise part of a regionally extensive dextral strike-slip system, which is dominated by steeply dipping, northwest trending faults which were active in Late Cretaceous time. The Relay Creek fault merges with the Yalakom fault zone in the Big Creek area northwest of the Golden claim. The Yalakom fault zone is a major regional lineament with right lateral displacement postulated to be between 80 and 190 kilometers.

          The Shulaps ultrabasic rocks consist predominantly of hartzburites with subordinate amounts of dunite, peridotite, pyroxenite and gabbro, all of which has been variably serpentinized. The hartzburgite is largely homogenous but local layering is common with layering defined by centimeter wide bands of orthopyroxenite and chromite. The dunite, peridotite and pyrozenite may locally define layering but more commonly occur as unorientated lenses and irregular masses which may crosscut layering within the hartzburgite. The origin of the Shulaps massif has been described by various workers as an intrusive body later redistributed by solid flow along fault zones (Leech, 1953), as a structurally emplaced intrusion (Potter, 1983, 1986) and as part of a dismembered ophiolite (Monger 1977, Nagel 1979, Wright et al 1982).

          The ultramafic complex is emplaced within sedimentary and volcanic rocks of the Bridge River and Cadwallader Groups. The Bridge River Complex is comprised of variably metamorphosed chert, clastic rocks, limestone and mafic extrusive and intrusive rocks. The complex is characterized by a high degree of internal disruption and brittle faulting so that lithological contacts are often faults and individual units are traceable for only short distances.

          The Cadwallader Group is comprised of Upper Triassic mafic volcanic rocks of the Pioneer Formation and sedimentary rocks of the Hurley Formation. The Pioneer Formation consists of green to purple weathering, commonly amygdaloidal, pillowed and massive greenstone and greenstone breccia. The overlying Hurley Formation consists mainly of thinly bedded sandstone and siltstone turbidites but commonly includes polymictic pebble to cobble conglomerate.

          Intrusive rocks in the Shulaps area are comprised of several mappable plutons and numerous dykes. They are mainly felsic to intermediate in composition and vary from prophyritic to equigranular in texture.

          The largest intrusive is the Mission Ridge Pluton which trends northwesterly for 24 kilometres from the east end of Carpenter Lake. It intrudes Bridge River schist as well as Shulaps serpentinite mélange zones in the southwest perimeter of the ultramafic complex. The intrusion is composed mainly of biotite granodiorite which passes into hornblende-biotite-quartz-feldspar porphyry in the northwest. The Hog Creek stock, which intrudes Bridge River schists one km west of the north end of the Mission Ridge Pluton, is a similar porphyry.

          The Big Sheep Mountain porphyry and similar plutons to the south and east are mainly hornblende-feldspar, quartz-feldspar or hornblende-biotite quartz feldspar porphyries. They commonly display moderate to intense carbonate alteration. The Big Sheep Mountain porphyry is host to epithermal style alteration and weak gold mineralization. Dykes in the area are mainly porphyrytic with the same range in composition as described above.

Mineral Occurrences

          Mineral occurrences in the Shulaps area and the Bridge River mining camp to the southwest comprise a variety of auriferous vein types, cinnabar disseminations along strike-slip faults and disseminated chalcopyrite and magnesite prospects associated with the Shulaps ultramafic complex.

          A regional pattern of metal zonation was recognized by Woodsworth et al (1977) which is comprised predominantly of gold, antimony and mercury mineralization. The zonation is, in part, expressed by a general, easterly progression from mesothermal to epithermal mineralization. Exceptions to the general pattern of zonation occur as evidenced by the Elizabeth prospect, a mesothermal gold vein occurrence which lies east of the epithermal mineralization at Big Sheep Mountain.

          At Big Sheep Mountain, gold and silver values are associated with vuggy quartz seams in argillically altered quartz-feldspar rhyolite which caps a feldspar porphyry stock. The property lies approximately eight kilometres northwest of the Golden claim.

          The Elizabeth (Yalakom) prospect is approximately nine kilometres northeast of the Golden claim. Auriferous quartz veins on the property occupy north trending shears in porphyritic quartz diorite which intrudes the central part of the Shulaps Ultramafic Complex. The mesothermal style of mineralization and the composition of the quartz diorite are similar to that at the Bralorne-Pioneer gold mines to the southwest. Gold occurs as coarse disseminations along chlorite-sericite, suphide rich partings in a white quartz gangue. Overall sulphide content of the veins is low and gold grades, though erratic, are often greater that one ounce per ton.

          Cinnabar mineralization occurs as fracture coatings and disseminations in veins in sheared and altered Bridge River rocks along strands of the Relay Creeks and Yalakom faults. Wallrock alteration is characterized by abundant quartz, carbonate and pyrite. Further to the southeast along the Relay Creek fault lenticular bodies of quartz-ankerite-calcite-mariposite-maganesite bearing serpentinites contain scheelite-stibnite veins which locally carry gold values. The association of cinnabar, stibnite, scheelite, and gold with silica altered ultramafic rocks within or adjacent to a major, steeply dipping fault is thought to be a near surface expression of a Mother Lode type gold deposit (Albino, 1988; Musial, 1988).

          Magnesite occurrences are common in altered ultrabasic rocks of the Shulaps Complex especially along or adjacent to the Yalakom and Relay Creek faults. The altered rocks are composed essentially of chalcedony and quartz with varying amounts of magnesium carbonate. Many contain remnants of serpentinized peridotite. The silica minerals occur in anastomozing veinlets and irregular masses in a matrix of carbonate. Late veins and veinlets of pure magnesite are common. The largest magnesite occurrence is found in lower Blue Creek and is reportedly traceable for approximately 900 metres on surface.

          Other poorly documented mineral occurrences in the Shulaps area, include the Periodotite Creek and Shulaps Chromite showings and the Shulaps Copper and Primrose copper-gold occurrences.

          A field examination of the Golden claim was undertaken over the weekend of November 9 to 11, 2002. Inclement weather severely hampered the trip but the Legal Corner Post was located and verified as to location.

CONCLUSIONS AND RECOMMENDATIONS

          During our field examination, several areas were sited within the Jim Creek basin that appear anomalous (vegetation, burn patches or gossans).

          Recommendations for evaluating the Golden claim's potential as a gold producer include stream geochemistry, prospecting, mapping, line cutting, soil geochemistry and geophysical surveying. The purpose of the recommended program is to locate the bedrock source of any gold that may occur in the anomalous drainages.

          Prospecting should be completed during stream sampling of the Jim Creek basin.

          Linecutting, soil geochemistry and geological mapping should be completed in the headwaters of Jim Creek. Fifteen line kilometres of grid should be cut at the head or upstream edge of the stream anomaly. Soil sampling and geological mapping should be completed over the entire grid area.

          Magnetometer and VLF-EM surveys could possibly be used as an aid to mapping and structural interpretation and may assist in locating mineralization.

          Anomalies should be evaluated closely and diamond drilled at a future date to help in determining their economic potential.

COST ESTIMATES

Phase I	The first phase will establish a grid and complete general prospecting and geological mapping of the property.

Line Grid: 1000m baseline, crosslines every 100m, stations@ 25m intervals -	$4,500
15km x $300/km
Prospecting: prospector & helper @ $200 & $150 per day- 10 days x	3,500
$350/day
Geological Mapping: geologist & assistant @ $300 & $150 per day - 10 man	4,500
days @ $450/day
Geochemistry: sample collection - 20 man days x $300/day	6,000
Analytical: including freight	7,500
Accommodation: 70 man days @ $40/day	2,800
Transportation	1,800
Professional Fees: including supervision and reporting	4,000

Subtotal	34,600
Contingency	3,400

Total Phase I	$38,000

Phase II	The second phase, which is contingent upon favourable results obtained from Phase I will further explore the property and will include trenching and diamond drilling.

Geophysical surveys: 20 km x $400/km	$8,000
Trenching and Road Building: bulldozer and/or excavator contract 100 hrs x	10,000
$100/hr
Geological Mapping and Prospecting: geologist and prospector @ $300 and	10,000
$200/day - 20 days x $500/day
Analytical: including freight	5,000
Accommodation: 60 man days x $40/day	2,400
Transportation	2,500
Drill Contract: 1000 ft x $20/ft	20,000
Professional Fees: including supervision and reporting	10,000

Subtotal	67, 900
Contingency	7,100

Total Phase II	$75,000

Phase III	The third phase of exploration will continue the diamond drill program if results from the Phase II program remain positive. Cost estimates are as follows:

Drill Contract: 3000ft x $20/ft	$60,000
Bulldozer Contract: 100hrs x $100/hr	10,000
Geology: drill core logging - 30days x $300/day	9,000
Analytical: including freight	10,000
Accommodation: 60 man days x $40/day	2,400
Transportation	2,500
Professional Fees: including supervision and reporting	10,000

Subtotal	103,900
Contingency	11,100

Total Phase III	$115,000

Grand Totals

Phase	Cost	Cumulative Cost

I	$ 38,000	$ 38,000
II	$ 75,000	$ 113,000
III	$ 115,000	$ 228,000

SELECTED REFERENCES

Archibald, D.A., et al, (1989): Preliminary Report on Ar(40)/Ar(39) Geochromology of the
          Warner Pass, Noaxe Creek and Bridge River Map Areas, B.C. Ministry of Energy
          and Petroleum Resources, Paper 1989-1, pp 145-151.

Church, B.N., (1988): Geology and Mineralization of the Bridge River Mining Camp, B.C.
          Ministry of Energy Mines and Petroleum Resources, paper 1988-1, pp 23-28.

Church, B.N., et al, (1988): Geology of the Bralorne Map Area, B.C. Ministry of Energy,
          Mines and Petroleum Resources, Open File 1988-3.

Glover, J.K., Schiarizza, P., (1988) Mineral Potential of the Noaxe Creek Map Area, B.C.
           Ministry of Energy, Mines and Petroleum Resources Open File 1988-9.

Leech, G.B., (1953): Geology and Mineral Deposits of the Shulaps Range, B.C. Ministry
           of Energy, Mines and Petroleum Resources, Bull. 32, 54 pages.

Nagel, J.J., (1979): The Geology of Part of the Shulaps Ultramafite Near Jim Creek,
          Southwestern British Columbia, Unpublished M.Sc. Thesis, The University of
          British Columbia, 74 pages.

Potter, C.J., (1983): Geology of the Bridge River Complex, Southern Shulaps Range
          British Columbia; A Record of Mesozoic Convergent Tectonics, Unpublished Ph.D.
          Thesis, The University of Washington, 192 pages.

Schroeter, T.G., C. Lund and G. Carter, (1989): Gold Production and Reserves in British
          Columbia, Ministry of Energy, Mines and Petroleum Resources Open File 1989-
          22.

Tindall, M., (1988): Reconnaissance Exploration Proposal for the Shulaps Ultramafic
          Complex, Southwestern British Columbia, Corona Corporation In-House Report, 4
          pages.

Tindall, M., (1989): Geochemical and Airborne Geophysical Report on the Shu 1-36
          Mineral Claims, Corona Corporation In-House Report.

Tindall, M., (1989): Geochemical Report on the Shu 1-40 Mineral Claims, Geological
           Branch Assessment Report 19.599. Filed on behalf of Corona Corporation.

AUTHOR'S QUALIFICATIONS

I, RICHARD T. HEARD, of 10881 Sunshine Coast Highway, Halfmoon Bay, British Columbia, do hereby certify that:

1.	I am a registered Professional Engineer in good standing in the Association of Professional Engineers and Geoscientists of British Columbia.

2.	I am a graduate of Haileybury School of Mines, 1958 and of the Montana College of Mineral Science and Technology, Butte Montana with B.Sc. in Geological Engineering, 1971.

3.	I have been practicing my profession as an Exploration Geologist for more than 40 years and as a Professional Engineer for the past 28 years.

4.	This report is based on a search of both published and unpublished literature, as well as personal knowledge of the area. I have visited the property on those times listed herein.

5.	I do not beneficially own, directly or indirectly, any securities of Paradigm Enterprises Inc. or any affiliate, nor do I expect to receive any interest, direct or indirect in Paradigm Enterprises Inc. or any of its affiliates.

6.	I hereby grant my permission to Paradigm Enterprises Inc. to use this report for any legal purposes normal to the business of Paradigm Enterprises Inc.

Dated at Vancouver, British Columbia this 15th day of November, 2002.

/s/ R. T. Heard

R. T. Heard, P. Eng

Securities & Exchange Commission,
Washington, D.C.

AUTHOR’S CONSENT

I, RICHARD T. HEARD, of 10881 Sunshine Coast Highway, Halfmoon Bay, British Columbia, do hereby consent to the use in the registration statement of Paradigm Enterprises, Inc. on Form SB-2 of my Geological Report On The Golden Mineral Claim dated November 15, 2002, appearing in the prospectus, which is part of the registration statement. I also consent to the reference to me under the heading “Experts” in such prospectus.

/s/ R. T. Heard
____________________________________

R. T. Heard, P. Eng.
10881 Sunshine Coast Highway,
Halfmoon Bay, B.C.
August 31, 2002